Exhibit 10.37

Corrections Corporation of America (the “Company”)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees

Board retainer	$53,500
Board meeting fee	$3,250
Audit chair retainer	$12,200
Audit member retainer	$2,200
Compensation, Nominating and Governance chair retainer	$5,350
Committee chair meeting fee (excluding Executive)	$2,700
Non-chair committee meeting fee	$2,200

In addition to the cash compensation set forth above, each non-employee director has historically received a grant of stock-based compensation in the form of a non-qualified option for the purchase of shares of the Company’s common stock and shares of restricted stock of the Company. During 2013 each director was awarded restricted stock units that vested on the anniversary of the award.

II. Executive Officer Compensation. The following table sets forth the current base salaries and the fiscal 2013 performance bonuses provided to the individuals who are anticipated to constitute the named executive officers of the Company for 2014.

Executive Officer	Current Salary	Fiscal 2013 Bonus Amount
Damon T. Hininger	$785,000	$344,066
Todd J Mullenger	$380,000	$165,908
Harley G. Lappin III	$355,000	$155,258
Anthony L. Grande	$355,000	$155,258
Steven E. Groom	$298,000	$131,758

The named executive officers will also participate in the Company’s 2014 Cash Bonus Plan and will continue to receive long-term incentive awards pursuant to the Company’s stockholder approved equity incentive plans.

III. Additional Information. The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2014 annual meeting of stockholders.